Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-221639

Subject to Completion, dated January 7, 2020
Pricing Supplement to Prospectus Supplement Dated January 7, 2020
and Prospectus Dated November 17, 2017

Pricing Supplement dated January   , 2020
(To Prospectus Supplement dated January 7, 2020
and Prospectus dated November 17, 2017)

            % Secured Medium-Term Notes, Series N, due January 1, 2050

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

CUSIP:
Trade Date: January  , 2020
Original Issue Date/Settlement Date: January  , 2020
Principal Amount: $
Price to Public:         % of Principal Amount, plus accrued interest
    from January  , 2020 if settlement occurs after that date
Purchase Price:         % of Principal Amount
Net Proceeds to Company: $
Interest Rate:         % per annum
Initial Interest Accrual Date: January  , 2020
Interest Payment Dates: January 1 and July 1, commencing July 1, 2020
Regular Record Dates: December 15 and June 15
Maturity Date: January 1, 2050
These Notes are DTC Eligible and will be issued in book-entry form.	Mode of Distribution: [X] Underwritten [ ] Agented
  [X] Academy Securities, Inc.
  [  ] Barclays Capital Inc.
  [X] BNP Paribas Securities Corp.
  [X] BNY Mellon Capital Markets, LLC
  [  ] BofA Securities, Inc.
  [X] CastleOak Securities, L.P.
  [  ] CIBC World Markets Corp.
  [X] Citigroup Global Markets Inc.
  [  ] Credit Suisse Securities (USA) LLC
  [  ] Goldman Sachs & Co. LLC
  [  ] J.P. Morgan Securities LLC
  [X] Mizuho Securities USA LLC
  [  ] Morgan Stanley & Co. LLC
  [  ] MUFG Securities Americas Inc.
  [X] PNC Capital Markets LLC
  [  ] RBC Capital Markets, LLC
  [  ] Scotia Capital (USA) Inc.
  [X] TD Securities (USA) LLC
  [  ] U.S. Bancorp Investments, Inc.
[ ] Wells Fargo Securities, LLC

Redemption Provisions:

The Secured Medium-Term Notes, Series N offered hereby (the “Secured Medium-Term Notes”) will be subject to redemption as described in the prospectus and prospectus supplement.

Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to July 1, 2049 (the date that is six months prior to the Maturity Date) (the “Make Whole Redemption Period”) on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due if such Secured Medium-Term Notes matured on July 1, 2049 (exclusive of accrued interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus      basis points (      %), plus, in either case, accrued interest thereon to the date of redemption.

At any time on or after July 1, 2049 (the date that is six months prior to the Maturity Date), the Secured Medium-Term Notes will be subject to redemption on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to 100% of the principal amount of the Secured Medium-Term Notes to be redeemed, plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date during the Make Whole Redemption Period, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed (assuming that the Secured Medium-Term Notes matured on July 1, 2049) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term of the Secured Medium-Term Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date during the Make Whole Redemption Period, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer” means a primary U.S. Government Securities Dealer in the United States (a “Primary Treasury Dealer”) selected by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date during the Make Whole Redemption Period, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Use of Proceeds:

We expect to use a portion of the net proceeds from the sale of the Secured Medium-Term Notes and the concurrent offering of $       million aggregate principal amount of        % Secured Medium-Term Notes, Series N, due January 15, 2030, to repay our indebtedness outstanding under our commercial paper program. As of January 3, 2020, we had approximately $357 million of indebtedness outstanding under our commercial paper program at an average interest rate of 1.95% per annum and with an average maturity of 27 days. The commercial paper indebtedness was incurred for working capital purposes and to fund a dividend from the Company to its parent, Public Service Enterprise Group Incorporated.

The remaining net proceeds from this offering and the concurrent offering will be used for general corporate purposes.

No PRIIPs KID:

No PRIIPs key information document (KID) has been prepared as not available to retail in the EEA.

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